Exhibit 99.1

CONTACTS:

Erica Wishner

Acorda Therapeutics

(914) 347-4300 ext. 162

ewishner@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Reports First Quarter 2007 Financial Results

HAWTHORNE, N.Y, May 10, 2007—Acorda Therapeutics, Inc. (Nasdaq:ACOR) today announced its financial results for the first quarter 2007.

First Quarter and Recent Highlights

Fampridine-SR

•                  On May 2, 2007, Dr. Andrew Goodman, M.D., Director of the Multiple Sclerosis Center at the University of Rochester, presented the data from Acorda’s MS-F203 Phase 3 clinical trial of Fampridine-SR in multiple sclerosis at the American Academy of Neurology (AAN) Meeting in Boston, MA.

•                  This abstract was selected to be part of the Scientific Highlights program, which spotlights the top five percent of the more than 1,600 abstracts accepted for presentation at this meeting.

•                  Additionally, this abstract was selected to be a part of a second highlights session, Multiple Sclerosis Scientific Topic Highlights, and was presented on May 3, 2007.

•                  On May 2, 2007, Acorda hosted an analyst and investor reception during the AAN meeting to review the MS-F203 data that had been presented earlier that day.

•                  A separate meta-analysis comparing the data from the MS-F202 and MS-F203 trials of Fampridine-SR in MS has been accepted as a poster presentation at the upcoming Americas Committee on Treatment and Research in Multiple Sclerosis (ACTRIMS) Meeting on June 2, 2007 in Washington, D.C.

Zanaflex Capsules

•                  On Jan. 8, 2007, the Company announced it had completed the expansion of its sales force for Zanaflex Capsules(TM) (tizanidine hydrochloride) to 65 people, 52 of whom are area business managers in the field, calling on specialist and primary care physicians who are high-volume prescribers. This new sales force is expected to reach approximately 7,400 specialists and primary care physicians and will lay the foundation for the potential Fampridine-SR launch.

Corporate

•                  On February 7, 2007, the Company announced that it received a second $5.0 million payment as part of its amended agreement with an affiliate of Paul Capital Healthcare (formerly Paul Royalty Fund) to receive a total of $10.0 million to fund the expansion of its Zanaflex Capsules sales force from 32 to 65 professionals and other Zanaflex Capsules operations. The second payment was made upon the achievement of specified sales goals for 2006.

•                  The Company reported the addition of two new members to its Board of Directors. Barry Greene, Chief Operating Officer of Alnylam Pharmaceuticals, joined the Board on January 9, 2007 and Ian Smith, Chief Financial Officer of Vertex Pharmaceuticals Incorporated, joined the Board on February 1, 2007.

Financial Results

Zanaflex Gross Sales - For the first quarter ended March 31, 2007, the Company reported gross sales of Zanaflex Capsules of $7.6 million and gross sales of Zanaflex tablets of $1.2 million providing combined gross sales of $8.8 million, compared to $3.9 million in combined gross sales for the same quarter in 2006.

Zanaflex Shipments - Zanaflex Capsules shipments for the quarter ended March 31, 2007 were $7.1 million and Zanaflex tablet shipments were $0.8 million providing total shipments of $7.9 million compared to $2.5 million of Zanaflex Capsules shipments and $1.3 million of tablet shipments for total shipments of $3.8 million for the same quarter in 2006.

Research and development expenses for the quarter ended March 31, 2007 were $3.2 million, including $0.3 million of share-based compensation, compared to $3.3 million, including $0.2 million of share-based compensation, for the same quarter in 2006.

Sales, general and administrative expenses for the quarter ended March 31, 2007 were $11.3 million, including $1.9 million of share-based compensation, compared to $6.8 million, including $0.8 million of share-based compensation for the same quarter in 2006. This increase reflects the sales force expansion and related costs to support the growth of the Company.

The Company reported net loss of $7.5 million for the quarter ended March 31, 2007, or $0.32 per diluted common share, compared to a net loss of $43.0 million, or $3.95 per diluted common share, for the same quarter in 2006.

As of March 31, 2007, Acorda held cash, cash equivalents, and short-term investments of $45.2 million.

Conference Call and Webcast

Ron Cohen, President and Chief Executive Officer and David Lawrence, Chief Financial Officer will host a conference call today at 8:30 am ET to review the Company’s first quarter 2007 results. To access the call, please dial 866-831-6272 (domestic) or 617-213-8859 (international) and provide the access code 62296399 five minutes prior to the start time. A replay of the call will be available from 10:30 a.m. Eastern Time on May 10, 2007 until 11:59 p.m. Eastern Time on June 10, 2007. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the access code 50837671. A live audio webcast of the call can also be accessed from the Company’s website, at http://www.acorda.com, for the next 30 days.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including Acorda Therapeutics’ ability to successfully market and sell Zanaflex Capsules, the risk of unfavorable results from future studies of Fampridine-SR, delays in obtaining or failure to obtain FDA approval of Fampridine-SR, competition, the ability to obtain additional financing to support Acorda Therapeutics’ operations, unfavorable results from its preclinical programs, and failure to protect its intellectual property or to defend against the intellectual property claims of others. These and other risks are described in greater detail in Acorda Therapeutics’ filings with the Securities and Exchange Commission. Acorda Therapeutics may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Acorda Therapeutics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About Acorda Therapeutics

Acorda Therapeutics is a biotechnology company developing therapies for SCI, MS and related nervous system disorders. The Company’s marketed products include Zanaflex Capsules(TM) (tizanidine hydrochloride), a short-acting drug for the management of spasticity. For full prescribing information, please go to www.zanaflexcapsules.com. Acorda’s lead clinical stage product, Fampridine-SR, recently completed a Phase 3 study in people with MS. The Company’s pipeline includes a number of products in development for the treatment, regeneration and repair of the spinal cord and brain.

Interim Financial Statements

Acorda Therapeutics, Inc
Condensed Consolidated Balance Sheet Data
(in thousands)
(Unaudited)

	March 31,	December 31,
	2007	2006

Assets
Cash, cash equivalents and short-term investments	$45,187	$53,756
Trade and grant receivable, net	2,373	4,389
Other current assets	3,334	7,867
Finished goods inventory	5,094	6,221
Property and equipment, net	1,420	1,223
Intangible assets, net	9,950	10,178
Other assets	728	734
Total assets	$68,086	$84,368

Liabilities and stockholders’ equity
Accounts payable, accrued expenses and other liabilities	$6,188	$14,033
Deferred product revenue	18,674	20,441
Other current liabilities	3,916	4,436
Long term notes payable	6,557	6,695
Non-current portion of revenue interest liability	19,162	20,094
Stockholders’ equity	13,589	18,669
Total liabilities and stockholders’ equity	$68,086	$84,368

Acorda Therapeutics, Inc
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2007	2006

Gross sales - Zanaflex	$8,805	$3,874
Less: discounts and allowances	(494)	(196)
Net sales	8,311	3,678
Grant revenue	6	122
Total net revenue	8,317	3,800
Cost of sales	(1,554)	(1,041)
Gross profit	6,763	2,759

Operating expenses:
Research and development	3,244	3,277
Sales, general and administrative	11,324	6,840
Total operating expenses	14,568	10,117

Operating loss	$(7,805)	$(7,358)

Other income (expense), net	256	(40)
Cumulative effect of change in accounting principle	—	454
Net loss	(7,549)	(6,944)

Beneficial conversion feature, accretion of issuance costs, preferred dividends, and fair value of warrants issued to convertible preferred stockholders	—	(36,007)

Net loss	$(7,549)	$(42,951)

Net loss per common share - basic and diluted	$(0.32)	$(3.95)

Weighted average per common share - basic and diluted	23,693	10,879